Exhibit 99.1

eMagin Grows First Quarter Revenue 120%; Margins Expand

BELLEVUE, Wash., May 8, 2007 -- eMagin Corporation (OTC:EMAN), the leader in OLED and personal imaging technologies, has issued preliminary financial results for its first quarter ending March 31, 2007. The results show record revenues with year-over-year revenues improving by 120%.

Financial Summary

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Revenue for the three months ending March 31, 2007, of $3.6 million increased 120% from $1.6 million the quarter ending March 31, 2006. Revenue grew for the seventh quarter in a row, up 41% from $2.6 million reported for the fourth quarter of 2006. Increases in microdisplay demand fueled the reported growth.

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Gross margins improved to 14% of revenue from a gross loss of 85% for the quarter ended March 31, 2006. Margin growth resulted from revenue growth of 120% combined with flat cost of goods expense of $3.1 million as compared to $3.0 million in 2006.

•	Net loss declined 43% for the three months ending March 31, 2007, to $2.9 million or $(0.27) per share from $5.2 million or $(0.52) per share in 2006.

Business Highlights

•	The Z800 3DVisor (TM) won recognition for its functionality in Chatten Associate’s head-aimed remote viewer (HARV) system, one of Advanced Imaging’s Solutions of the Year.

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Medicaa’s new therapeutic application for the Z800 3DVisor won approval from the U.S. Food & Drug Administration. The medical hardware developer has integrated the popular gaming device into its Balance Rehabilitation Unit for treating patients with balance disorders, vertigo or instability.

Revenue is expected to be approximately $4.0 million for the three months ended June 30, 2007 up 139% from $1.7 million during the second quarter of 2006. K.C. Park, interim CEO and president, eMagin Corporation, commented, “We continue to fulfill the promise of growing sales revenues while controlling costs. We believe that the market for OLED-based microdisplays is still in its infancy, but recent results show a very promising trend. Our strategy to support this growth is to continue to control costs while focusing on establishing strategic relationships and partnerships as a path to expanding capacity to accommodate much larger potential sales.”

Full results will be available in the company’s 10Q report for the quarter ending March 31, 2007, to be filed with the SEC.

About eMagin Corporation

A leader in OLED microdisplay technology, eMagin integrates high-resolution OLED microdisplays with magnifying optics to deliver virtual images comparable to large-screen computer and television displays in portable, low-power, lightweight personal displays. eMagin microdisplays provide near-eye imagery in a variety of products from military, industrial, medical and consumer OEMs. The company’s own Z800 3DVisor provides 3D stereovision and headtracking for PC gaming, training and simulation, immersion therapy, and other applications. eMagin's microdisplay manufacturing and R&D operations are co-located with IBM on its campus in East Fishkill, New York.  System design facilities and sales and marketing are located in Bellevue, Washington. More information about eMagin and its products is available at www.emagin.com.

Forward Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including those regarding eMagin Corporation and its subsidiaries’ expectations, intentions, strategies and beliefs pertaining to future events or future financial performance. All statements contained herein are based upon information available to eMagin’s management as of the date hereof, and actual results may vary based upon future events, both within and without eMagin management’s control. In some cases, you can identify forward-looking statements by terminology such as "may," "will," "should," "expect," "plan," "anticipate," "believe," "estimate," "predict," "potential" or "continue," the negative of such terms, or other comparable terminology. These statements are only predictions. Actual events or results may differ materially from those in the forward-looking statements as a result of various important factors, including those described in the Company's most recent filings with the SEC. Although we believe that the expectations reflected in the forward-looking statements are reasonable, such statements should not be regarded as a representation by the Company, or any other person, that such forward-looking statements will be achieved. The business and operations of the Company are subject to substantial risks which increase the uncertainty inherent in forward-looking statements. We undertake no duty to update any of the forward-looking statements, whether as a result of new information, future events or otherwise. In light of the foregoing, readers are cautioned not to place undue reliance on such forward-looking statements.

Media Contact:
Joe Runde, 425-749-3636, jrunde@emagin.com
Investor Contact:
John Atherly, 425-749-3622, jatherly@emagin.com

Note: eMagin is a trademark of eMagin Corporation.

eMAGIN CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except share data)

	March 31, 2007 (unaudited)	December 31, 2006

ASSETS

Current assets:
Cash and cash equivalents	$367	$1,586
Accounts receivable, net	1,466	908
Inventory	1,975	2,485
Prepaid expenses and other current assets	764	656
Total current assets	4,572	5,635
Equipment, furniture and leasehold improvements, net	549	666
Intangible assets, net	54	55
Other assets	233	233
Deferred financing costs, net	283	416
Total assets	$5,691	$7,005

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$1,434	$1,192
Accrued compensation	1,065	959
Other accrued expenses	1,052	749
Advanced payments	254	444
Deferred revenue	64	126
Current portion of capitalized lease obligations	4	6
Current portion of debt	3,916	1,217
Derivative liability - warrants	735	1,195
Other current liabilities	45	52
Total current liabilities	8,569	5,940

Capitalized lease obligations	—	—
Long-term debt	89	2,229
Total liabilities	8,658	8,169

Commitments and contingencies

Shareholders’ equity (capital deficit):
Preferred stock, $.001 par value: authorized 10,000,000 shares; no shares issued and outstanding	—	—
Common stock, $.001 par value: authorized 200,000,000 shares, issued and outstanding, 11,049,164 shares as of March 31, 2007 and 10,341,029 shares as of December 31, 2006	11	10
Additional paid-in capital	180,784	179,651
Accumulated deficit	(183,762)	(180,825)
Total shareholders’ equity (capital deficit)	(2,967)	(1,164)
Total liabilities and shareholders’ equity (capital deficit)	$5,691	$7,005

See notes to Condensed Consolidated Financial Statements.

eMAGIN CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except share data)
(unaudited)

	Three Months Ended March 31,
	2007	2006
Revenue:

Product revenue	$3,523	$1,571
Contract revenue	86	70

Total revenue, net	3,609	1,641

Cost of goods sold	3,115	3,029

Gross loss	494	(1,388)

Operating expenses:

Research and development	853	1,238
Selling, general and administrative	2,221	2,588
Total operating expenses	3,074	3,826

Loss from operations	(2,580)	(5,214)

Other income (expense):

Interest expense	(840)	—
Gain on warrant derivative liability	23	—
Other income, net	460	54
Total other income (expense)	(357)	54

Net loss	$(2,937)	$(5,160)

Loss per share, basic and diluted	$(0.27)	$(0.52)

Weighted average number of shares outstanding:

Basic and diluted	10,792,074	10,003,839